SCHEDULE 14A INFORMATION
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                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 22, 2002


  (These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)
                ==============================================


Wednesday, May 22, 10:16 am Central Time

Press Release

Source:  C. Robert Coates

C. ROBERT COATES REVIEWS PRELIMINARY RESULTS OF THE NETRO ELECTION FOR DIRECTORS

LAKE FOREST, Ill., May 22 -- C. Robert ("Bob") Coates announced today the preliminary results of the election for directors at Netro Corporation (NASDAQ: NTRO). He and David Kennedy had challenged two incumbent directors for positions on the company's board of directors.

Robert Coates said that the only verified results so far come from ADP. ADP mails all proxies to investors holding their stocks in "street name", i.e., with a broker. ADP then tallies the proxies that are returned by shareholders. Our representatives tell us that the ADP tallies show Coates and Kennedy with 15,557,479 shares voted for them and Netro's incumbent directors Baruch and Federman with 6,870,244 shares.

Almost all individual and institutional investors hold their shares in street name. So the ADP totals show Coates and Kennedy taking a surprisingly large lead with these investors, many who traditionally support management.

However, the ADP tallies do not include any votes by registered stockholders, i.e., individuals and organizations holding shares in their own name and not through brokers. Most of these investors are insiders such as Netro's CEO Gideon Ben Efraim and other officers and directors of the company. According to Netro's Proxy Statement, Gideon Ben Efraim owns approximately 3.1 million shares. AT&T Wireless also holds its recently acquired 8.2 million shares this way. We do not know the totals for the registered shareholders voting for Netro. Netro specifically refused to disclose this information either during or after the annual meeting. We do know that we received an additional 856,605 shares from this group of investors.

We hope to hear the final vote count for the election of directors very soon. We're very gratified that we received so much support from individual and institutional investors. We don't think anyone predicted that we would do so well when we first challenged Netro's directors two short months ago. If Netro hadn't placed 8.2 million shares with AT&T Wireless in February of this year, we think there would be no doubt now about the outcome.

Whether we win or lose this election, many of the investors who voted for us tell us that we will have changed Netro for the better and benefited all shareholders. Towards this end, we will continue our efforts to hold the directors accountable to all shareholders.

We thank every investor who took the time to vote for us. We really appreciate your efforts.